Exhibit (n)

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated September 15, 2026, with respect to the financial statements of Fundrise Innovation Fund II, LLC, included herein and to the references to our firm under the heading “Independent Registered Public Accounting Firm” in the Prospectus and the Statement of Additional Information filed on Form N-2.

Philadelphia, Pennsylvania
October 13, 2026